Exhibit 99.1
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 9, 2009
CARE INVESTMENT TRUST INC. ANNOUNCES
THIRD QUARTER 2009 RESULTS, NEARS COMPLETION OF REVIEW OF
STRATEGIC ALTERNATIVES
2009 Third Quarter Highlights
•	Received $44.5 million from the sale of mortgage investments to six borrowers during the 2009 third quarter

•	Declared and paid dividend of $0.17 per share during the third quarter of 2009

•	Increased Cash and Cash Equivalents to $94.7 million at the end of the third quarter 2009
NEW YORK — November 9, 2009 — Care Investment Trust Inc. (NYSE: CRE) (“Care” or the “Company”), a real estate investment and finance company formed to invest in healthcare-related real estate and commercial mortgage debt, today reported financial results for the third quarter ended September 30, 2009 and announced it is nearing completion of its review of strategic alternatives.
The Company reported a net loss as calculated in accordance with GAAP of $0.4 million, or $0.02 per basic and diluted share. Net income was impacted by a non-cash depreciation charge from the Company’s real estate investments of $3.3 million.
Funds From Operations (FFO) for the third quarter of 2009 were $2.8 million, or $0.14 per basic and diluted share. Adjusted Funds From Operations (AFFO) amounted to $1.2 million, or $0.06 per basic and diluted share. FFO is the result of adding back to net income the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Cambridge properties and its acquisition of the Bickford properties. AFFO reflects additional adjustments for other non-cash income and expense items including stock-based compensation, straight-lining of lease revenue, the unrealized gain or loss on the revaluation of partnership units in relation to the Company’s investment in the Cambridge properties, excess cash distributions from the Company’s equity method investments, gain on sale of mortgage loans and the unrealized gain or loss recognized on loans carried at the lower of cost or market. These adjustments are detailed on the Reconciliation of Non-GAAP Financial Measures attached hereto.

Care Investment Trust Inc.
Portfolio Activity
Wholly-owned and Partially-owned Real Estate
Wholly-owned real estate totaled $102.3 million at September 30, 2009, consisting of investments in 14 assisted and independent living and alzheimers’ facilities, all of which were net leased. In addition, Care had real estate investments in partially-owned entities of $58.0 million at the end of the third quarter 2009, consisting of investments in equity interests in limited liability entities owning nine medical office buildings as well as a joint venture acquisition of four assisted and independent living facilities.
Loan Portfolio
Net investments in loans were $57.6 million as of September 30, 2009, all of which were floating rate. The weighted average spread on the portfolio at September 30, 2009 was 5.15 percent over one-month LIBOR and the average maturity of the portfolio was approximately 1.3 years. The effective yield on the portfolio was 5.39 percent for the quarter ended September 30, 2009.
Operating Activities
Care generated total revenue of $5.0 million during the 2009 third quarter which included interest income from investments in loans of $1.8 million, rental revenue of $3.2 million and other income of $21,000. Other income included interest earned on invested cash balances and miscellaneous fee income.
The Company incurred $2.8 million in operating expenses during the three months ended September 30, 2009, which included $0.6 million in management fees and $3.1 million in marketing, general and administrative expenses, of which $1.2 million was attributable to legal and advisory fees incurred in connection with the ongoing review of the Company’s strategic direction. Care also incurred $0.8 million of depreciation and amortization expense relating to its investment in the Bickford properties as well as a favorable adjustment of $1.7 million recognized on its loans carried at the lower of cost or market.
Care’s net loss from investments in partially-owned entities amounted to $1.2 million for the three months ended September 30, 2009 and consisted of a $1.5 million non-cash operating loss, after depreciation charges of $2.4 million, related to the Company’s investment in the Cambridge properties as well as equity income of $0.3 million from Care’s investment in the Senior Management Concepts properties.
Interest expense totaled $1.5 million for the three months ended September 30, 2009, which related primarily to the mortgage debt incurred to finance the acquisition of the Bickford properties. The effective interest rate for the quarter on the Company’s mortgage debt borrowings incurred to finance the acquisition of the Bickford properties was 6.88 percent.

Care Investment Trust Inc.
Liquidity and Funding
At September 30, 2009, Care had $94.7 million in cash and cash equivalents. During the third quarter 2009 Care received $2.3 million from the sale of a mortgage investment in August 2009 and $42.2 million from the sale of five mortgage investments in September 2009. Primarily as the result of the sale of a mortgage loan in October 2009 which generated cash proceeds of $8.5 million, we had $103.7 million in cash and cash equivalents as of October 31, 2009.
Strategic Alternatives Review
Care announced today that it is nearing completion of its review of strategic alternatives and expects to make an announcement regarding the future direction of the Company over the next several weeks. For the past several quarters, the Company’s Board of Directors, in consultation with its legal and financial advisors, has been actively considering a range of strategic alternatives for the Company. Credit Suisse Securities (USA) LLC has been assisting the Company with various aspects of this process.
Included among the strategic alternatives being considered by the Board of Directors are a sale or merger of the entire company and an orderly liquidation of the Company’s assets, accompanied by one or more special cash distributions to the Company’s shareholders.
Flint Besecker, Care’s Chairman of the Board, commented, “The Board of Directors is committed to completing this process and returning value to our shareholders.”
There can be no assurance that the Company’s review of strategic alternatives will result in any specific transaction or action within the timeframe currently contemplated by the Company or at all. The Company does not expect to disclose any further developments with respect to its exploration of strategic alternatives until its Board of Directors has concluded its review.
Conference Call Details
Care will host a conference call on Monday, November 9, 2009, at 8:30 a.m. Eastern Time to discuss the third quarter results. The call may be accessed live by dialing (800) 762-8795 or by visiting the Company’s website at www.carereit.com.
Investors may access a replay by dialing (800) 406-7325, passcode 4180309, which will be available through November 16, 2009. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt. It is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
For more information on Care Investment Trust, please visit the Company’s website at
www.carereit.com.

Care Investment Trust Inc.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statement in this release may relate to, but are not limited to, statements regarding Care’s review of strategic alternatives, the timing of such review, the outcome of such review, the ability of Care to consummate, at all or in a timely fashion, any strategic transaction, including a sale or a merger, or the ability of Care to consummate a liquidation, at all or in a timely manner. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Funds from Operations and Adjusted Funds from Operations
Funds From Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.
The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
Adjusted Funds from Operations
Adjusted Funds From Operations, or AFFO, is a non-GAAP financial measure. We calculate AFFO as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets, non-cash equity compensation expenses, the effects of straight lining lease revenue, excess cash distributions from the Company’s equity method investments and one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be taken when calculating the Company’s AFFO.
We believe that FFO and AFFO provide additional measures of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. The Company uses FFO and AFFO in this way, and also uses AFFO as one performance metric in the Company’s executive compensation program. The Company also believes that its investors also use FFO and AFFO to evaluate and compare the performance of the Company and its peers, and as such, the Company believes that the disclosure of FFO and AFFO is useful to (and expected of) its investors.

Care Investment Trust Inc.
However, the Company cautions that neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating FFO and / or AFFO may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported FFO and / or AFFO may not be comparable to the FFO and AFFO reported by other REITs.
For more information on the Company, please visit the Company’s website at www.carereit.com
-Financial Tables to Follow-
FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:

Scott Kellman	Leslie Loyet
President & Chief Executive Officer	Analysts / Investors
(212) 771-9360	(312) 640-6672
scott.kellman@carereit.com	lloyet@mww.com

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Condensed Consolidated Statement of Operations (Unaudited)
(dollars in thousands — except share and per share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Revenue
Rental revenue	$3,177	$2,871	$9,518	$2,987
Income from investments in loans	1,816	3,647	6,470	11,802
Other income	21	100	202	448

Total revenue	5,014	6,618	16,190	15,237

Expenses
Management fees to related party	570	860	1,722	3,432
Marketing, general and administrative (including stock-based compensation of $388 and $947 and $508 and $710), respectively	3,055	2,418	8,359	3,956
Depreciation and amortization	841	1,133	2,534	1,179
Loss on loan prepayment	—	—	—	310
Unrealized loss on loan held for sale	—	2,198	—	2,198
Adjustment to valuation allowance on loans held at LOCOM	(1,706)	—	(4,873)	—

Operating expenses	2,760	6,609	7,742	11,075

Loss from investments in partially-owned entities	1,160	1,203	3,369	3,400
Net unrealized gain on derivative instruments	1,210	633	(314)	587
Realized gain on sale of loans	(1,158)	—	(1,180)	—
Interest expense including amortization and write-off of deferred financing costs	1,472	1,711	5,041	2,593

Net (loss)/income	$(430)	$(3,538)	$1,532	$(2,418)

Net (loss)/income per share of common stock
Net (loss)/income, basic and diluted	$(0.02)	$(0.17)	$0.08	$(0.12)

Basic and diluted weighted average common shares outstanding	20,075,018	20,893,498	20,052,917	20,883,369

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(dollars in thousands — except share and per share data)

	For the three months ended
	September 30, 2009
	FFO	AFFO
Net Income	$(430)	$(430)
Add:
Depreciation and amortization from partially-owned entities	2,409	2,409
Depreciation and amortization on owned properties	841	841
Adjustment to valuation allowance for loans carried at LOCOM	—	(1,706)
Stock-based compensation	—	388
Straight-line effect of lease revenue	—	(572)
Sweep of Cambridge portion of cash flow to meet Preferred Return	—	169
Gain on loans sold	—	(1,158)
Obligation to issue OP Units	—	1,210
Funds From Operations and Adjusted Funds From Operations	$2,820	$1,151
FFO and Adjusted FFO per share basic and diluted	$0.14	$0.06
Weighted average shares outstanding — basic and diluted	20,075,018	20,075,018

	For the nine months ended
	September 30, 2009
	FFO	AFFO
Net Income	$1,532	$1,532
Add:
Depreciation and amortization from partially-owned entities	7,187	7,187
Depreciation and amortization on owned properties	2,534	2,534
Adjustment to valuation allowance for loans carried at LOCOM	—	(4,873)
Stock-based compensation	—	508
Straight-line effect of lease revenue	—	(1,845)
Sweep of Cambridge portion of cash flow to meet Preferred Return	—	518
Gain on loans sold	—	(1,180)
Obligation to issue OP Units	—	(316)
Write-off of deferred financing costs	—	512
Funds From Operations and Adjusted Funds From Operations	$11,253	$4,577
FFO and Adjusted FFO per share basic and diluted	$0.56	$0.23
Weighted average shares outstanding — basic and diluted	20,052,917	20,052,917